Exhibit 10.13

CREDIT AGREEMENT

dated as of

May 12, 2008

among

BLACKSTONE HOLDINGS I L.P., BLACKSTONE HOLDINGS II L.P.,

BLACKSTONE HOLDINGS III L.P., BLACKSTONE HOLDINGS IV L.P. and

BLACKSTONE HOLDINGS V L.P.,

as Co-Borrowers,

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

J.P. MORGAN SECURITIES INC.,

as Sole Lead Arranger and Bookrunner

i

ii

		Page
ARTICLE VII

Events of Default

ARTICLE VIII

The Administrative Agent

ARTICLE IX

Miscellaneous

SECTION 9.01.	Notices	50
SECTION 9.02.	Waivers; Amendments	51
SECTION 9.03.	Expenses; Indemnity; Damage Waiver	52
SECTION 9.04.	Successors and Assigns	53
SECTION 9.05.	Survival	55
SECTION 9.06.	Counterparts; Integration; Effectiveness	56
SECTION 9.07.	Severability	56
SECTION 9.08.	Right of Setoff	56
SECTION 9.09.	Governing Law; Jurisdiction; Consent to Service of Process	56
SECTION 9.10.	WAIVER OF JURY TRIAL	57
SECTION 9.11.	Headings	57
SECTION 9.12.	Confidentiality	57
SECTION 9.13.	Joint and Several Liability of the Borrowers	58
SECTION 9.14.	USA Patriot Act	59

SCHEDULES:

Schedule 2.01	Commitments
Schedule 3.08	Disclosed Matters
Schedule 6.02	Existing Liens

EXHIBITS:

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Opinion of Simpson Thacher & Bartlett LLP
Exhibit C	Form of Borrower Joinder Agreement
Exhibit D	Form of Indemnity, Subrogation and Contribution Agreement

iii

CREDIT AGREEMENT dated as of May 12, 2008, among BLACKSTONE HOLDINGS I L.P., BLACKSTONE HOLDINGS II L.P., BLACKSTONE HOLDINGS III L.P., BLACKSTONE HOLDINGS IV L.P. and BLACKSTONE HOLDINGS V L.P., as Co-Borrowers (collectively, the “Borrowers”), the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

The Borrowers have requested that the Lenders and the Swingline Lender (such terms and each capitalized term not otherwise defined having the meanings assigned in Section 1.01) extend credit in the form of revolving Loans and Swingline Loans, respectively, in order to enable the Borrowers, subject to the terms and conditions of this Agreement, to borrow on a revolving credit basis, at any time and from time to time prior to the Maturity Date, an aggregate principal amount at any time outstanding not in excess of $1,000,000,000.

Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accession Agreement” has the meaning assigned to such term in Section 2.18.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” has the meaning assigned to such term in the caption hereof.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, provided that, in any event, any Person that owns directly or indirectly 15% or more of the securities having voting power for the election of directors or other governing body of a corporation or 15% or more of the partnership or other ownership interests of any other Person (other than as a limited partner or non-voting member of such other Person) will be deemed to Control such corporation or other Person.

“Agreement” means this Credit Agreement.

“Agreement of Limited Partnership” means the limited partnership agreement of each Borrower by and among its general partner and its limited partners.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Hedge Fund Assets” means, the sum of, (i) 65% of the amount on such date of investments of the Borrowers and the Subsidiaries in hedge fund investments that can be redeemed by the Borrowers or the Subsidiaries within three months upon appropriate notice; (ii) 50% of the amount on such date of investments of the Borrowers and the Subsidiaries in hedge fund investments that can be redeemed by the Borrowers or the Subsidiaries within six months upon appropriate notice; (iii) 42% of the amount on such date of investments of the Borrowers and the Subsidiaries in hedge fund investments that can be redeemed by the Borrowers or the Subsidiaries within twelve months upon appropriate notice; and (iv) 35% of the amount on such date of investments of the Borrowers and the Subsidiaries in hedge fund investments that cannot be redeemed by the Borrowers or the Subsidiaries within one year upon appropriate notice (it being understood that, if redeemed, payment in respect of such redemptions must occur within three months of the applicable redemption date for such investment to be included in (i)-(iv) above).

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any Borrowing, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurodollar Spread”, “ABR Spread” or “Commitment Fee Rate”, as the case may be, based upon the Leverage Ratio as of the relevant date of determination:

Leverage Ratio	Eurodollar Spread	ABR Spread	Commitment Fee Rate
Category 1 Less than 3.5 to 1	1.50%	0.50%	0.375%
Category 2 Greater than or equal to 3.5 to 1 and less than 4.0 to 1	1.75%	0.75%	0.375%
Category 3 Greater than or equal to 4.0 to 1	2.50%	1.50%	0.500%

Each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective with respect to all Loans outstanding, and with respect to the commitment fees payable hereunder, on and after the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.04(a) or (b) and Section 5.04(c) indicating such change and until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change. Notwithstanding the foregoing, until the Borrowers shall have delivered the financial statements of the Borrowers and certificates required by Section 5.04(b) and (c) for the fiscal quarter ending on March 31, 2008, the Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Rate. In addition, (i) at any time during which the Borrowers have failed to deliver the financial statements and certificates required by Section 5.04(a), (b) or (c) and (ii) at any time after the occurrence and during the continuance of an Event of Default, the Leverage Ratio shall be deemed to be in Category 3 for purposes of determining the Applicable Rate.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Back-to-Back Lending Facilities” means credit facilities made available to the Borrowers or the Subsidiaries or their Affiliates for the purpose of funding loans or advances to employees or Affiliates of the Borrowers, the Subsidiaries or their Affiliates the proceeds of which are invested in funds managed by the Borrowers or the Subsidiaries.

“Blackstone Group” means The Blackstone Group L.P., a Delaware limited partnership, which, on the date hereof, owns 100% of the outstanding Equity Interests of each General Partner of a Borrower.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower Joinder Agreement” means a Borrower Joinder Agreement among the Borrowers, an Eligible Additional Borrower and the Administrative Agent substantially in the form of Exhibit C.

“Borrowers” has the meaning assigned to such term in the caption hereof; provided that such term shall also include any Person that becomes a borrower hereunder pursuant to Section 2.19.

“Borrowing” means (a) Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Broker-Dealer Subsidiary” means any Subsidiary that is registered as a broker-dealer under the Securities Exchange Act of 1934 or any other Law requiring such registration.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash and Carry Securities” shall mean direct obligations of the United States government the purchase of which is financed through repurchase agreements with respect to such obligations.

“Cash Equivalents” means, as of any particular date, (a) direct obligations of, or obligations guaranteed as to principal and interest by, the United States government (or guaranteed by any agency or instrumentality thereof and backed by the full faith and credit of the United States) maturing in two years or less from such date, (b) dollar denominated deposits in (including money market accounts of), or dollar denominated certificates of deposit or bankers’ acceptances of, any commercial bank or trust company organized under the laws of the United States or any state thereof having capital and surplus in excess of $500,000,000 or any foreign commercial bank of recognized standing ranking among the world’s 100 largest commercial banks in terms of total assets, in each case if such deposits mature or are redeemable without penalty within one year or less from such date and if the long-term deposits of such commercial bank or trust company have been rated at least Baa by Moody’s, and at least BBB by S&P, (c) commercial paper maturing within 270 days from such date having the highest rating of both Moody’s and S&P, (d) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from such date and rated at least Baa by Moody’s, and at least BBB by S&P, or (e) investments in JPMorgan Prime Market Fund, JPMorgan 100% Treasury Fund or any money market funds (other than those covered by clause (b) above) that have assets in excess of $2,000,000,000, are managed by recognized and responsible institutions and invest substantially all of their assets in obligations of the types referred to in clauses (a), (b), (c) and (d) above.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Combined EBITDA” means, for any period, Economic Net Income less, without duplication and to the extent otherwise included in Economic Net Income, (a) (i) performance fees and allocations, (ii) investment income and (iii) non-recurring gains plus, without duplication (including with respect to any item already added back to Combined Net Income in calculating Economic Net Income) and to the extent deducted in arriving at Economic Net Income, (b) (i) depreciation and amortization, (ii) interest expense, (iii) if positive, equity-based compensation, (iv) carry plan compensation expense and minority interests in performance fees, (v) expenses and charges relating to equity or debt offerings, acquisitions, investments and dispositions, (vi) non-recurring expenses, losses and charges and (vii) non-cash expenses and charges; provided that any cash payment made with respect to any noncash expenses or charges added back in computing Combined EBITDA for any earlier period pursuant to this clause (vii) shall be subtracted in computing Combined EBITDA for the period in which such cash payment is made (in the case of clauses (a)(i), (a)(ii) and (b)(iv), whether positive or negative), in each case determined on a combined segment basis for the Borrowers in accordance with GAAP.

For purposes of calculating Combined EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period (and after the Effective Date) a Borrower or any of the Subsidiaries shall have made any Material Disposition (as defined below), the Combined EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto and (ii) if during such Reference Period (and after the Effective Date) the Borrowers or any of the Subsidiaries shall have made a Material Acquisition, Combined EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculation shall be made in good faith by a financial officer of the Borrowers and may include reasonably identifiable and supportable cost savings and operating expense reductions expected to be realized; provided such cost savings and operating expense reductions do not exceed 10% of Combined EBITDA for the relevant Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) involves the payment of consideration by a Borrower or any Subsidiaries in excess of $25,000,000; and “Material Disposition” means any disposition of property or series of related dispositions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) yields gross proceeds to a Borrower or any Subsidiaries in excess of $25,000,000. For purposes hereof, Combined EBITDA: (a) for the fiscal quarter ended March 31, 2007, shall be deemed to be $196,026,000 and (b) for the fiscal quarter ended June 30, 2007, shall be deemed to be $113,758,000.

“Combined Segment Net Income” means, for any period, the combined segment net income of the Borrowers and the Subsidiaries for such period, determined in accordance with GAAP in a manner consistent with that employed in the Blackstone Group’s Annual Report on form 10-K for the fiscal year ending December 31, 2007, filed with the SEC.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Lenders’ Commitments as of the Effective Date is $1,000,000,000.

“Commitment Increase” has the meaning assigned to such term in Section 2.18.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Core Business Entity” means any Person that earns or is entitled to receive fees or income (including investment income and fees, gains or income with respect to carried interests) from one or more Core Businesses.

“Core Businesses” means (i) investment or asset management services, financial advisory services, money management services, merchant banking activities, or similar or related activities, including but not limited to services provided to mutual funds, private equity or debt funds, hedge funds, funds of funds, corporate or other business entities or individuals and (ii) making investments, including without limitation investments in funds of the type specified in clause (i).

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its Swingline Exposure at such time.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.08.

“dollars” or “$” refers to lawful money of the United States of America.

“Economic Net Income” means, for any period, Combined Segment Net Income for such period excluding, to the extent added or subtracted in computing Combined Segment Net Income, (i) income and similar taxes, (ii) amortization of intangible assets and (ii) non-cash charges relating to the vesting of equity-based compensation, calculated in each case in accordance with GAAP and in a manner consistent with that employed in the Blackstone Group’s Annual Report on form 10-K for the fiscal year ending December 31, 2007, filed with the SEC.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Additional Borrower” means any limited partnership organized under the laws of any state of the United States or any province or territory of Canada or, with the approval of the Administrative Agent (not to be unreasonably withheld), any limited partnership or equivalent entity organized under the laws of another jurisdiction (i) the General Partner (or equivalent Controlling member entity) of which is a direct or indirect wholly owned subsidiary of Blackstone Group and (ii) which, directly or through one or more direct or indirect subsidiaries, conducts one or more Core Businesses. In the event that it is determined by the Borrowers that an Eligible Additional Borrower should be organized in a form other than a limited partnership, the parties hereto agree to negotiate in good faith to make changes to this Agreement as are advisable in order to include such Person as a Borrower and to otherwise give effect to the intent of this Agreement.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person of whatever nature, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrowers, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by a Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by a Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by a Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.17(b)), any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Borrower with respect to any withholding tax pursuant to Section 2.15(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.15(e).

“Existing Credit Agreement” means the Credit Agreement dated as of December 22, 2003, as amended, among Blackstone Group Holdings L.P., the lenders party thereto and the Administrative Agent.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Covenants” means the covenants set forth in Section 6.09.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of each of the Borrowers or of the direct or indirect general partner, sole member or managing member thereof.

“Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Partners” means Blackstone Holdings I/II GP Inc., a Delaware corporation, Blackstone Holdings III GP L.P., a Delaware limited partnership, Blackstone Holdings IV GP L.P., a Delaware limited partnership and Blackstone Holdings V GP L.P., a Quebec limited partnership, each in its capacity as a general partner of a Borrower for so long as such Person shall remain a general partner of any Borrower, and shall include each other Person which from time to time may be or become a general partner of any Borrower.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning assigned to such term in Section 9.04(i).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Increase Effective Date” has the meaning assigned to such term in Section 2.18.

“Increasing Lender” has the meaning assigned to such term in Section 2.18.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations of such Person in respect of Hedging Agreements, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; but excluding in each case trade and other accounts payable arising in the ordinary course of business. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnity, Subrogation and Contribution Agreement” means the Indemnity, Subrogation and Contribution Agreement among the Borrowers and the Administrative Agent substantially in the form of Exhibit D.

“Initial Loans” has the meaning assigned to such term in Section 2.18.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, twelve months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a lender hereunder pursuant to an Assignment and Acceptance or an Accession Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Leverage Ratio” means, on any date, the ratio of the Total Indebtedness on such date to Combined EBITDA for the period of four consecutive fiscal quarters (a) ended on such date in the case of calculations of the Leverage Ratio for purposes of Section 6.09(b) and (b) most recently ended on or prior to such date for which financial statements have been provided pursuant to Section 5.04(a) and (b) in all other cases, including for purposes of Section 6.01.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $1,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” shall mean this Agreement and the Indemnity, Subrogation and Contribution Agreement.

“Loans” means the Revolving Loans and the Swingline Loans.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Borrowers and the Subsidiaries, taken as a whole, or (b) the ability of any of the Borrowers to perform any of its material obligations under any of the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans) of any one or more of the Borrowers and the Subsidiaries in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” means May 11, 2009.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Recourse Seasoning Debt” means Indebtedness incurred by a Seasoning Subsidiary to finance investments made by such Subsidiary that may be transferred to a fund managed by a Borrower or a Subsidiary (“Fund Investments”), which Indebtedness has a maturity of not more than six months from the date of the incurrence of such Indebtedness and does not constitute a general obligation of any Borrower or Subsidiary or have, directly or indirectly, recourse (including by way of any Guarantee or other undertaking, agreement or instrument that would constitute Indebtedness) against any assets of the Borrowers or any Subsidiaries (in each case other than for recourse to (i) such Seasoning Subsidiary and (ii) any other Subsidiary or any Borrower (including letters of credit issued for the account of a Borrower or such other Subsidiary) the principal component of which constitutes Indebtedness permitted under Section 6.01(a), in the case of a Borrower, or 6.01(g), in the case of a Subsidiary). As used herein, a “Seasoning Subsidiary” is any single purpose Subsidiary the sole business of which is to purchase and hold Fund Investments and finance the purchase thereof and substantially all of the assets of which consist of the Fund Investments so purchased.

“Obligations” has the meaning assigned to such term in Section 9.13.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Reorganization Transaction” means any transaction or series of transactions, including mergers, asset transfers, liquidations, dissolutions and transfers of Equity Interests, in each case effected between or among the Borrowers and/or Subsidiaries and/or Affiliates (or newly formed entities that will, upon consummation of any such transaction, be Borrowers or Subsidiaries) for purposes of accomplishing internal reorganizations, provided that all the combined consolidated assets of the Borrowers immediately prior to such transactions (including without limitation all Equity Interests in Core Business Entities owned by the Borrowers or any Subsidiaries and all assets of any Core Business conducted directly by a Borrower or a Subsidiary) shall continue to be owned by the Borrowers (including any Person that becomes a Borrower hereunder pursuant to Section 2.19) or Subsidiaries, without any reduction in the aggregate economic interests of the Borrowers and their Subsidiaries, immediately prior to such transactions, in Core Businesses conducted by the Borrowers, the Subsidiaries and Core Business Entities in which they own Equity Interests, except in any case as a result of any related sale or transfer of Equity Interests in Core Business Entities or Subsidiaries to employees in connection with compensation or incentive compensation arrangements.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower, any of the

Guarantors, or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Compliance” means, with respect to any event or transaction, that the Borrowers are in pro forma compliance with the Financial Covenants (i) recomputed as if the event with respect to which Pro Forma Compliance is being tested had occurred on the first day of the relevant period with respect to which current compliance with the Financial Covenant would be determined (for example, in the case of the Financial Covenant based on Combined EBITDA, as if such event had occurred on the first day of the four fiscal quarter period ending on the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.04(a) or (b)) and (ii) evaluating compliance with such Financial Covenants on a pro forma basis as of the date upon which such event occurs or transaction is consummated (regardless of whether it is the last day of a fiscal quarter), in the case of the Leverage Ratio, based on Combined EBITDA for the period referred to in clause (i). Pro forma calculations made pursuant to this definition that require the calculation of Combined EBITDA on a pro forma basis will be made in accordance with the last paragraph of the definition of such term, except that, when testing Pro Forma Compliance with respect to any acquisition, disposition or similar transaction, references to Material Acquisition and Material Disposition in such last paragraph will be deemed to include such acquisition, disposition or transaction.

“Register” has the meaning set forth in Section 9.04.

“Regulated Subsidiary” means any Subsidiary of any Borrower so long as such Subsidiary is (a) a Broker-Dealer Subsidiary, (b) otherwise subject to regulation by any Governmental Authority and for which the incurrence of Indebtedness (including Guarantees) or the granting of Liens with respect to its assets would be prohibited or restricted or would result in a negative impact on any minimum capital or similar requirement imposed by such Governmental Authority and applicable to it or (c) subject to regulation by any Regulatory Supervising Organization.

“Regulatory Supervising Organization” means any of, (a) the Commodity Futures Trading Commission, (b) the National Futures Association, (c) the SEC, (d) the National Association of Securities Dealers, or (e) any governmental or regulatory organization, exchange, clearing house or financial regulatory authority of which a Regulated Subsidiary is a member or to whose rules it is subject.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in a Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, termination or amendment of any Equity Interests in a Borrower or of any option, warrant or other right to acquire any such Equity Interests in a Borrower.

“Revolving Loan” means a loan made pursuant to Section 2.01.

“S&P” means Standard & Poor’s Ratings Services.

“SEC” means the United States Securities and Exchange Commission.

“Significant Subsidiary” means (i) any single Subsidiary or any group of Subsidiaries taken together that, on a consolidated basis with its or their Subsidiaries, either (i) had consolidated assets equal to or greater than 10% of the combined consolidated total assets of the Borrowers as of the end of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 3.05 or Section 5.04(a) or (b) or (ii) had consolidated revenues equal to or greater than 10% of the combined consolidated revenues of the Borrowers for the period of four consecutive fiscal quarters most recently ended in respect of which financial statements have been delivered pursuant to Section 3.05 or Section 5.04(a) or (b) or (iii) has outstanding Material Indebtedness. For the avoidance of doubt, it is understood and agreed that any Event of Default under clause (g), (h) or (i) of Article VII will be deemed to have occurred with respect to a “Significant Subsidiary” when the event or events specified in such clause has occurred with respect to any single Subsidiary or any number of Subsidiaries that, taken together, constitute a “Significant Subsidiary” pursuant to the foregoing definition.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsequent Borrowings” has the meaning assigned to such term in Section 2.18.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of a Borrower (or any Person that would be a subsidiary of the Borrowers if the Borrowers were merged into a single entity) that is or would be consolidated with the Borrowers in the preparation of segment information with respect to the combined financial statements of the Borrowers prepared in accordance with GAAP, but shall not include (i) any private equity fund, real estate fund, hedge fund or other investment fund or vehicle or (ii) any portfolio company of any such fund or vehicle.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMCB, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a loan made pursuant to Section 2.04

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Indebtedness” means, on any date, the total amount of Indebtedness of the Borrowers and the Subsidiaries outstanding on such date determined in accordance with GAAP (but including in any event any Guarantees by a Borrower or a Subsidiary other than a Seasoning Subsidiary of Non-Recourse Seasoning Debt and excluding (i) any intercompany debt among the Borrowers and the Subsidiaries (for the avoidance of doubt, other than Guarantees of Non-Recourse Seasoning Debt) and (ii) Non-Recourse Seasoning Debt of Seasoning Subsidiaries), net of the excess, if positive, of (a) the sum of (i) unencumbered (other than customary bankers’ liens) cash and Cash Equivalents of the Borrowers and the Subsidiaries (other than cash and Cash Equivalents of any Regulated Subsidiary not permitted to be distributed or paid out due to regulatory requirements), less the amount thereof attributable to minority interests in Subsidiaries, (ii) Applicable Hedge Fund Assets, less the amount thereof attributable to minority interests in Subsidiaries and (iii) loans to employees of the Borrowers, the Subsidiaries and their Affiliates outstanding for less than 60 days; minus (b) 100% of accrued compensation expense (excluding (x) any carry/incentive fee-related compensation expenses, including minority interests, except to the extent such expenses are payable in respect of carry or incentive related compensation realized by a Borrower or a Subsidiary on or prior to such date, and (y) non-cash equity-based compensation charges).

“Transactions” has the meaning assigned to such term in Section 3.02 hereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan” or an “ABR Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing” or an “ABR Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrowers notify the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Any reference to GAAP herein, when used with respect to combined financial statements of the Borrowers, means generally accepted accounting principles in the United States without giving effect to principles of consolidation inconsistent with the preparation of financial statements on a combined basis.

(b) Notwithstanding any provision to the contrary contained herein, in the event (i) Blackstone Group or the Borrowers effect a restatement of its or their financial statements previously provided hereunder which restatement either (x) relates solely to the valuation of investment assets or (y) results from an accounting or similar change, requirement, policy or practice imposed or implemented on an industry-wide basis, and (ii) such restated financial statements do not indicate a material adverse change in the creditworthiness of the Borrowers and the Subsidiaries, taken as a whole, from that indicated by such previously provided financial statements to which the restatement relates, then such restatement shall not be deemed to constitute or provide the basis for a Default or an Event of Default hereunder; provided, however, that if any such restatement referred to in clause (y) above affects in any material respect the calculation of Total Indebtedness or Combined EBITDA, then the provisions of paragraph (a) of this Section will apply as if such restatement resulted from a change in GAAP or in the application thereof, and at the request of the Borrowers or the Required Lenders, the relevant provisions of this Agreement will be renegotiated by the Borrowers and the Lenders to give effect to the intent of this Agreement as in effect prior to such restatement.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Credit Exposure exceeding such Lender’s Commitment. Within the foregoing limit and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as a Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing and at the time that each ABR Borrowing is made such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, a Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing (other than a Swingline Loan), a Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by such Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of such Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the requesting Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers from time to time after the Effective Date and during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000 or (ii) the aggregate Credit Exposure of all Lenders exceeding the aggregate Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, a Borrower shall notify the Administrative Agent of such request by telephone (confirmed by hand delivery or facsimile), not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from a Borrower. The Swingline Lender shall make each Swingline Loan available to the relevant Borrower by means of a credit to the general deposit account of such Borrower with the Swingline Lender by 4:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the relevant Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from a Borrower (or other party on behalf of a Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to a Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve any Borrower of any default in the payment thereof.

SECTION 2.05. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the

Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower maintained with the Administrative Agent in New York City and designated by such Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date (or, in the case of an ABR Borrowing, prior to the proposed time) of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.06. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, a Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if a Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by applicable Borrower. Notwithstanding any other provision of this Section, no Borrower shall be permitted to elect an Interest Period for Eurodollar Loans that does not comply with Section 2.02(d).

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If a Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.07. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrowers may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrowers shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the sum of the Credit Exposures would exceed the total Commitments.

(c) The Borrowers (or any one of them) shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any notice given by a Borrower under this Section will be binding and effective with respect to all the Borrowers Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.08. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan to such Borrower on the Maturity Date, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan to such Borrower on the earlier of (A) the Maturity Date and (B) the first date after such Swingline Loan is made that is the last day of a calendar month and is at least five Business Days after such Swingline Loan is made; provided that on each date that a Borrowing is made, the Borrowers shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.09. Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The applicable Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.

SECTION 2.10. Fees. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily unused amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees in respect of any Commitment shall be payable in arrears on the last day of March, June, September and December of each year commencing on the first such date to occur after the date hereof, and on the date on which such Commitment terminates. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Commitment of a Lender shall be deemed to be used to the extent of the outstanding Loans of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between any Borrower and the Administrative Agent.

(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.11. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.12. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.13. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition (excluding any Taxes) affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), in each case in an amount deemed to be material by such Lender, then the applicable Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), in each case in an amount deemed to be material to such Lender, then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) of this Section, and setting forth in reasonable detail the manner of determination of such amount or amounts, shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.14. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(c) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.17, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, reasonable cost and reasonable expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, and setting forth in reasonable detail the manner of determination of such amount or amounts, shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.15. Taxes. (a) Any and all payments by or on account of any obligation of any Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) the applicable Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The applicable Borrower shall indemnify the Administrative Agent and each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Borrower by a Lender or the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such

Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate, provided that such Foreign Lender has received written notice from the Borrowers advising it of the availability of such exemption or reduction and containing all applicable documentation.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to the applicable Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.15 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the applicable Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.

SECTION 2.16. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the relative aggregate amount of principal of and accrued interest on their Revolving Loans and participations in Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or participations in Swingline Loans to any assignee or participant, other than to any Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b) or 2.16(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.17. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.13, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.13, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, or if any Lender does not consent to any amendment or waiver of the Loan Documents requested by the Borrowers, then the Borrowers may, their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee or the Borrowers and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

(c) Notwithstanding the foregoing provisions of this Section 2.17, no Lender may request compensation under Section 2.13 and the Borrowers shall not be required to pay any additional amounts for the benefit of any Lender pursuant to Section 2.15 if such Lender shall not at such time demand compensation from, or require the payment of such additional amounts by, its best customers at such time in similar circumstances.

SECTION 2.18. Increase of Commitments. (a) The Borrowers may from time to time after the Effective Date, by written notice to the Administrative Agent (which shall be provided four Business Days prior to the Increase Effective Date), executed by the Borrowers and one or more financial institutions (any such financial institution referred to in this Section being called an “Increasing Lender”), which may include any Lender (acting in its sole discretion), cause new Commitments to be extended by the Increasing Lenders or cause the existing Commitments of the Increasing Lenders to be increased (any such extension or increase being called a “Commitment Increase”), in an amount set forth in such notice; provided, that (i) the aggregate amount of the Commitment Increases becoming effective on any single date shall be at least $25,000,000 (or such lesser amount consented to by the Administrative Agent), (ii) at no time shall the aggregate amount of Commitments, giving effect to the Commitment Increases effected pursuant to this paragraph, exceed $1,100,000,000, (iii) each Increasing Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed) and shall complete an Administrative Questionnaire and (iv) each Increasing Lender, if not already a Lender hereunder, shall become a party to this Agreement by completing and delivering to the Administrative Agent, not later than 11:00 a.m., New York City time, on the Increase Effective Date, a duly executed accession agreement in a form reasonably satisfactory to the Administrative Agent and the Borrowers (an “Accession Agreement”). New Commitments and increases in Commitments shall become effective on the date specified in the applicable notices delivered pursuant to this paragraph. Upon the effectiveness of any Accession Agreement to which any Increasing Lender is a party, (A) such Increasing Lender shall thereafter be deemed to be a party to this Agreement and shall be entitled to all rights, benefits and privileges accorded to, and subject to all obligations of, a Lender hereunder and (B) Schedule 2.01 shall be deemed to have been amended to reflect the Commitments of such Increasing Lender as provided in such Accession Agreement. Upon the effectiveness of any increase pursuant to this Section in any Commitment of a Lender already a party hereto, Schedule 2.01 shall be deemed to have been amended to reflect the increased Commitment of such Lender.

(b) On the effective date of any Commitment Increase pursuant to this Section (the “Increase Effective Date”) (which shall not be less than 30 days prior to the Maturity Date), (i) the aggregate principal amount of the Loans outstanding immediately prior to giving effect to the applicable Commitment Increase on the Increase Effective Date (the “Initial Loans”) shall be deemed to be repaid, (ii) after the effectiveness of the Commitment Increase, the applicable Borrowers shall be deemed to have made new Borrowings (the “Subsequent Borrowings”) in an aggregate principal amount equal to the aggregate principal amount of the Initial Loans and of the Types and for the Interest Periods specified in a Borrowing Request delivered to the Applicable Agent in accordance with Section 2.03, (iii) each Lender shall pay to the Administrative Agent in same day funds an amount equal to the difference, if positive, between (A) such Lender’s Applicable Percentage of the Commitments (calculated after giving effect to the Commitment Increase), of the Subsequent Borrowings and (B) such Lender’s Applicable Percentage of the Commitments (calculated without giving effect to the Commitment Increase), of the Initial Loans, (iv) after the Administrative Agent receives the funds specified in clause (iii) above, the Administrative Agent shall pay to each Lender the portion of such funds that is equal to the difference, if positive, between (A) such Lender’s Applicable Percentage of the Commitments (calculated without giving effect to the Commitment Increase), of the Initial Loans and (B) such Lender’s Applicable Percentage of the Commitments (calculated after giving effect to the Commitment Increase), of the amount of the Subsequent Borrowings, (v) each Increasing Lender and each other Lender shall be deemed to hold its Applicable Percentage of each Subsequent Borrowing (each calculated after giving effect to the Commitment Increase) and (vi) the applicable Borrower shall pay each Lender any and all accrued but unpaid interest on the Initial Loans. The deemed payments made pursuant to clause (i) above in respect of each

LIBO Rate Loan shall be subject to indemnification by the applicable Borrower pursuant to the provisions of Section 2.14 if the Increase Effective Date occurs other than on the last day of the Interest Period relating thereto and breakage costs result.

(c) Notwithstanding the foregoing, no increase in the Commitments (or in any Commitment of any Lender) shall become effective under this Section unless, on the date of such increase, the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied (with all references in such paragraphs to a Borrowing being deemed to be references to such increase) and the Administrative Agent shall have received, not later than 11:00 a.m., New York City time, on the Increase Effective Date, a certificate to that effect dated such date and executed by a Financial Officer of each Borrower.

SECTION 2.19. Additional Borrowers. The Borrowers may at any time and from time to time, including for purposes of complying with Section 6.07 or effecting a Permitted Reorganization Transaction, designate any Eligible Additional Borrower as an additional Borrower hereunder, in each case by delivery to the Administrative Agent of a Borrower Joinder Agreement executed by such Eligible Additional Borrower and satisfaction of the conditions with respect to such Eligible Additional Borrower set forth in Section 4.03. Notwithstanding the foregoing, no Borrower Joinder Agreement shall become effective with respect to any Eligible Additional Borrower if it shall be unlawful for such Eligible Additional Borrower to become a Borrower hereunder or for any Lender to make Loans to such Eligible Additional Borrower as provided herein. As soon as practicable upon receipt of a Borrower Joinder Agreement and the satisfaction of the conditions set forth in Section 4.03 with respect to the Eligible Additional Borrower to which it relates, the Administrative Agent shall send a copy thereof to each Lender.

ARTICLE III

Representations and Warranties

Each Borrower represents and warrants (as to itself and its Subsidiaries) to the Lenders and the Administrative Agent that:

SECTION 3.01. Organization; Powers. Each of the Borrowers and its Subsidiaries (a) is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in every jurisdiction where such qualification is required and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and to borrow hereunder, except where the failure to comply with clauses (a)-(c) could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02. Authorization. The execution, delivery and performance by each Borrower of each of the Loan Documents to which it is a party and the borrowings hereunder (collectively, the “Transactions”) (a) have been duly authorized by all requisite partnership, limited liability company or corporate and, if required, partner, member or stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the limited partnership agreement or other constitutive documents of any Borrower or any of its Subsidiaries or any General Partner, (B) any

order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which any Borrower or any of its Subsidiaries is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Borrower or any of its Subsidiaries, which in the cases of clause (b)(i) and (b)(ii) would reasonably be expected to have a Material Adverse Effect.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by each Borrower and constitutes, and each other Loan Document when executed and delivered by each Borrower will constitute, a legal, valid and binding obligation of such Borrower enforceable against such Borrower in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except such as have been made or obtained and are in full force and effect or the failure to obtain which could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.05. Financial Statements. The Borrowers have heretofore furnished to the Lenders (i) the consolidated and combined statement of financial condition and consolidated and combined statements of income and cash flows of Blackstone Group for the fiscal year ended December 31, 2007, audited by and accompanied by the report of Deloitte & Touche LLP, independent registered public accounting firm, (ii) the unaudited condensed consolidated and combined statement of financial condition and condensed consolidated and combined statements of income and cash flows of the combined Borrowers for the fiscal year ended December 31, 2007, and (iii) a reconciliation prepared by a Financial Officer of the financial statements referred to in clause (i) to those referred to in clause (ii).

Such audited financial statements fairly present, in all material respects, the consolidated and combined financial position and results of operations of Blackstone Group and such unaudited condensed consolidated and combined financial statements fairly present, in all material respects, the condensed consolidated and combined financial position and results of operations of the combined Borrowers and the Subsidiaries as of such date and for such periods presented. Such financial statements and the notes thereto disclose all material liabilities, direct or contingent, of the Blackstone Group and of the combined Borrowers and the Subsidiaries as of the date thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, except, in the case of such unaudited financial statements, for the absence or incompleteness of footnotes and except as otherwise disclosed therein.

The accounts of the Borrowers have been and will continue to be consolidated with those of Blackstone Group in the audited and unaudited consolidated financial statements of Blackstone Group included in its periodic reports filed with the SEC.

SECTION 3.06. No Material Adverse Change. There has been no material adverse change in the business, assets, operations or financial condition of the Borrowers and the Subsidiaries, taken as a whole, since December 31, 2007.

SECTION 3.07. Title to Properties; Possession Under Leases. (a) Each of the Borrowers and its Subsidiaries has good title to, or valid leasehold interests in, all its material properties and assets, except for defects that do not, in the aggregate, materially interfere with the conduct of the business of the Borrowers and their Subsidiaries taken as a whole or the use of the properties and assets of the Borrowers and their Subsidiaries taken as a whole for their intended purposes, except where failure to have title or leasehold interests would not reasonably be expected to have a Material Adverse Effect. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

(b) Each Borrower and each of its Subsidiaries has complied with all obligations under all material leases to which it is a party and all such leases are in full force and effect, except to the extent that the failure to so comply or the failure to be in full force and effect, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each of the Borrowers and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such material leases, except to the extent that the failure to enjoy such possession could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.08. Litigation; Compliance with Laws. (a) Except as set forth in Schedule 3.08 or as specifically disclosed in Blackstone Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC, there are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of any Borrower, threatened against or affecting any Borrower, or any of the Subsidiaries, or any business, property or rights of any such person (i) which on the date hereof involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and which would be materially likely to, individually or in the aggregate, result in a Material Adverse Effect.

(b) Neither any Borrower nor any of the Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would be materially likely to result in a Material Adverse Effect.

SECTION 3.09. Agreements. (a) Neither any Borrower nor any of the Subsidiaries is a party to any agreement or instrument or subject to any partnership, limited liability company or corporate restriction that has resulted or would be materially likely to result in a Material Adverse Effect.

(b) Neither any Borrower nor any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default would be materially likely to result in a Material Adverse Effect.

SECTION 3.10. Federal Reserve Regulations. (a) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

(b) At no time will more than 25% of the combined assets of the Borrowers and their Subsidiaries consist of margin stock (as such term is defined under the Regulations of the Board), if a violation of Regulation T, U or X of the Board would result.

SECTION 3.11. Investment Company Act. Neither any Borrower nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.12. Use of Proceeds. The Borrowers will use the proceeds of the Loans for general investment and general purposes of the Borrowers and their Subsidiaries and Affiliates.

SECTION 3.13. Tax Returns. Each Borrower and each of the Subsidiaries has filed or caused to be filed all Federal tax returns and all state and local tax returns required to have been filed by it and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, except taxes the payment of which is not required by Section 5.03 or where the failure to file or pay would not be reasonably expected to have a Material Adverse Effect.

SECTION 3.14. No Material Misstatements. As of the Effective Date, no information, report, financial statement, exhibit or schedule furnished by or on behalf of any Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto (in each case as amended, supplemented or updated through the Effective Date) contains any untrue statement of material fact or omits to state any material fact (known to any Borrower in the case of materials not furnished by it) necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading, provided, that to the extent that any of the foregoing was based on or constitutes a forecast or financial projection, the Borrowers represent only that each such forecast or projection was prepared in good faith based upon assumptions believed by the Borrowers to be reasonable at the time of preparation.

SECTION 3.15. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to result in a Material Adverse Effect.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Simpson Thacher & Bartlett LLP, counsel for the Borrowers, substantially in the form of Exhibit B, and covering such other matters relating to the Borrowers, this Agreement or the Transactions as the Administrative Agent shall reasonably request. The Borrowers hereby request such counsel to deliver such opinion.

(c) The Lenders shall have received the financial statements described in Section 3.05.

(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrowers, the authorization of the Transactions and any other legal matters relating to the Borrowers, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e) The Administrative Agent shall be reasonably satisfied that (i) the representations and warranties of the Borrowers set forth in the Loan Documents are true and correct in all material respects as of the Effective Date and (ii) no default, prepayment event or creation of Liens under debt instruments or other agreements to which any Borrower or Subsidiary is a party would result from the Transactions.

(f) All material consents and approvals required to be obtained from any Governmental Authority or any other Person in connection with the Transactions shall have been obtained.

(g) Since December 31, 2007, there has been no material adverse change in the business, assets, operations, financial condition or material agreements of the Borrowers and the Subsidiaries, taken as a whole.

(h) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(i) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

(j) The Administrative Agent (or its counsel) shall have received from each party thereto counterparts of the Indemnity, Subrogation and Contribution Agreement signed on behalf of such party.

(k) All amounts due or outstanding under the Existing Credit Agreement shall have been paid in full, the commitments thereunder shall have been terminated, all Guarantees thereof shall have been released and discharged and the Existing Credit Agreement shall have been terminated.

(l) Each of the Borrowers shall have executed and delivered to the Administrative Agent the fee letter dated the date hereof among each of the Borrowers, the Administrative Agent and J.P. Morgan Securities Inc.

(m) The Lenders shall have received, to the extent requested, all documentation and other information reasonably requested by the Lenders or the Administrative Agent under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on May 15, 2008 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Notwithstanding anything to the contrary contained herein, on the Effective Date, each Lender that has loans outstanding under the Existing Credit Agreement will be deemed to have made Loans hereunder (“Corresponding Loans”) in the same principal amounts that refinance and repay such loans under the Existing Agreement, and such Corresponding Loans will have initial Interest Periods commencing on the Effective Date and ending on the same dates as the interest periods applicable to such refinanced loans and will bear interest during such Interest Periods based on the “Adjusted LIBO Rates” that were applicable to the refinanced loans under the Existing Credit Agreement, which will be deemed to be the Adjusted LIBO Rates applicable to the Corresponding Loans hereunder (but the Applicable Rates with respect to the Corresponding Loans will be as provided for herein). On the Effective Date and at the direction of the Administrative Agent, the Lenders shall effect such transfers and assignments of Corresponding Loans among themselves (at par and for payment in immediately available funds) so that, after giving effect thereto, each Lender holds its Applicable Percentage of the Corresponding Loans, and each Corresponding Loan so acquired by a Lender will be deemed to be a Loan made by it on the Effective Date for all purposes hereof. Each Lender agrees that it will not be entitled to any payment of breakage fees under the Existing Credit Agreement in respect of the refinancing of its loans under the Existing Credit Agreement with Corresponding Loans pursuant hereto.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrowers set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing.

(b) At the time of and immediately after giving effect to such Borrowing no Default shall have occurred and be continuing.

(c) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 or 2.04.

Each Borrowing shall be deemed to constitute a representation and warranty by the applicable Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

SECTION 4.03. Additional Borrowers. The effectiveness of the designation of any Eligible Additional Borrower as a Borrower hereunder and the obligations of the Lenders to make Loans to any Person that becomes a Borrower after the Effective Date in accordance with Section 2.19 are subject to the satisfaction of the following conditions:

(a) The Administrative Agent (or its counsel) shall have received such Borrower’s Borrower Joinder Agreement duly executed by all parties thereto.

(b) The Administrative Agent shall have received such documents (including such legal opinions) as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing of such Borrower, the authorization and legality of the Transactions insofar as they relate to such Borrower and any other legal matters relating to such Borrower, its Borrower Joinder Agreement or such Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(c) The Administrative Agent and the Lenders shall have received, at least five Business Days prior to the effectiveness of the designation of such additional Borrower all documentation and other information relating to such Borrower requested by them for purposes of ensuring compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act.

The Administrative Agent shall notify the Borrowers and the Lenders of the effectiveness of the designation of any Eligible Additional Borrower as a Borrower hereunder, and such notice shall be conclusive and binding.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrowers covenant and agree with the Lenders that they will, and will cause each of the Subsidiaries to:

SECTION 5.01. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.04 or 6.05.

(b) Do or cause to be done all things necessary to (i) obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of the business of the Borrowers and the Subsidiaries, taken as a whole, except as otherwise permitted by Section 6.04 or 6.05, (ii) maintain and operate such business in substantially the manner in which it is presently conducted and operated, except as otherwise permitted by Section 6.04 or 6.05, (iii) implement and maintain in effect all such financial and accounting controls, and other controls, policies and procedures as shall be required for the prudent conduct of its business in all material respects, (iv) comply with all applicable laws, rules, regulations and orders of any Governmental Authority (including ERISA, Regulations T, U and X and those regarding the collection, payment and deposit of employees’ income, unemployment and Social Security taxes), whether now in effect or hereafter enacted and (v) at all times maintain and preserve all property material to the conduct of the business of the Borrowers and their Subsidiaries, taken as a whole, except as otherwise permitted by Section 6.04 or 6.05, and keep such property in good repair, working order and condition (ordinary wear and tear excepted) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted in all material respects at all times; in the case of clauses (i), (ii), (iv) and (v) above, except where failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02. Insurance. Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it (in each case to the extent such insurance is available at commercially reasonable rates and on commercially reasonable terms, the Lenders hereby acknowledging that certain of the Borrowers and their Subsidiaries do not maintain general liability insurance on the Effective Date and have no current intention to obtain such insurance); and maintain such other insurance as may be required by law.

SECTION 5.03. Obligations and Taxes. Pay and discharge promptly when due all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might give rise to a material Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the relevant Borrower (or the relevant Subsidiary) shall have set aside on its books adequate reserves with respect thereto or if the failure to pay, discharge or contest would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04. Financial Statements, Reports, etc. Furnish to the Administrative Agent:

(a) within 90 days after the end of each fiscal year, (i) the annual audited consolidated statement of financial condition and consolidated statements of income and cash flows of Blackstone Group for such fiscal year, reported upon by Deloitte & Touche LLP or another independent registered public accounting firm of recognized national standing without any “going concern” or “scope of audit” qualification, (ii) the unaudited annual condensed consolidated and combined statement of financial condition and condensed consolidated and combined statements of income and cash flows of the combined Borrowers and the Subsidiaries for such fiscal year, certified by a Financial Officer as fairly presenting, in all material respects, the financial position and results of operations of the combined Borrowers and the Subsidiaries on a condensed consolidated and combined basis in accordance with GAAP, and (iii) a reconciliation prepared by a Financial Officer of the audited financial statements referred to in clause (i) to the unaudited financial statements referred to in clause (ii);

(b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, (i) the quarterly unaudited condensed consolidated statement of financial condition and condensed consolidated statements of income and cash flows of Blackstone Group as of the end of and for such fiscal quarter and the then-elapsed portion of the fiscal year, certified by a Financial Officer as presenting fairly, in all material respects, the financial position and results of operations of Blackstone Group on a consolidated basis in accordance with GAAP consistently applied, except for the absence of footnotes and subject to year end audit adjustments, (ii) the quarterly unaudited condensed consolidated and combined statement of financial condition and condensed consolidated and combined statements of income and cash flows of the combined Borrowers and the Subsidiaries as of the end of and for such fiscal quarter and the then-elapsed portion of the fiscal year, certified by a Financial Officer as presenting fairly, in all material respects, the financial position and results of operations of the combined Borrowers and the Subsidiaries on a condensed consolidated and combined basis in accordance with GAAP consistently applied, except for the absence of footnotes and subject to year end audit adjustments, and (iii) a reconciliation prepared by a Financial Officer of the unaudited financial statements referred to in clause (i) to the unaudited financial statements referred to in clause (ii);

(c) concurrently with any delivery of financial statements under (a) or (b) above, a certificate of a Financial Officer (i) certifying that, to the best of his or her knowledge, no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the financial covenant contained in Section 6.09, including reasonably detailed computations of Total Indebtedness and Combined EBITDA; and

(d) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrowers or the Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request.

SECTION 5.05. Litigation and Other Notices. Promptly after any Borrower becomes aware thereof, furnish to the Administrative Agent written notice of the following:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against any Borrower or any Affiliate thereof which has a reasonable likelihood of being adversely determined and which, if adversely determined, would be materially likely to result in a Material Adverse Effect;

(c) any development that has resulted in, or would be materially likely to result in, a Material Adverse Effect.

SECTION 5.06. ERISA. Promptly after any Borrower becomes aware thereof, furnish to the Administrative Agent and each Lender written notice of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any representatives designated by any Lender to visit and inspect the financial records and the properties of any Borrower or any Subsidiary at reasonable times upon reasonable notice and as often as requested and to make extracts from and copies of such financial records (subject to Section 9.12), and permit any representatives affiliated with and designated by any Lender to discuss the affairs, finances and condition of any Borrower or any Subsidiary with the officers thereof and, upon reasonable notice to the applicable Borrower, independent accountants therefor.

SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used for general investment and general partnership, corporate and other purposes of the Borrowers and the Subsidiaries.

SECTION 5.09. Further Assurances. Each Borrower agrees to do such further acts and things and to execute and deliver to the Administrative Agent such additional agreements, powers and instruments, as the Administrative Agent may reasonably require or deem advisable to carry into effect the purposes of this Agreement or to better assure and confirm unto the Administrative Agent and each Lender its rights, powers and remedies hereunder.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrowers covenant and agree with each Lender that the Borrowers will not, and will not cause or permit any of the Subsidiaries to:

SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness of the Borrowers, including without limitation any Guarantees by a Borrower of Non-Recourse Seasoning Debt, to the extent that at the time incurred and after giving effect thereto the Leverage Ratio would not exceed 4.5 to 1;

(b) Indebtedness of a Borrower to any other Borrower or a Subsidiary and Indebtedness of any Subsidiary to a Borrower or any other Subsidiary (for the avoidance of doubt, excluding in each case any Guarantee by a Borrower or a Subsidiary of Non-Recourse Seasoning Debt);

(c) Indebtedness consisting of repurchase agreements relating to Cash and Carry Securities;

(d) Indebtedness of the Subsidiaries under Back-to-Back Lending Facilities with JPMorgan Chase Bank, N.A. and its Affiliates; provided that the Borrowers will use commercially reasonable efforts to make one or more of the Borrowers the borrower under such Back-to-Back Lending Facilities within 90 days of the Effective Date;

(e) Indebtedness of the Subsidiaries under Back-to-Back Lending Facilities with lenders other than JPMorgan Chase Bank, N.A. previously identified to the Administrative Agent, in a principal amount of approximately $52,000,000; provided that all such Indebtedness is repaid in full or otherwise ceases to be Indebtedness of a Subsidiary not later than 90 days after the Effective Date;

(f) Indebtedness of Seasoning Subsidiaries consisting of Non-Recourse Seasoning Debt; and

(g) Other Indebtedness of the Subsidiaries, including without limitation any Guarantees by Subsidiaries (other than by Seasoning Subsidiaries) in respect of Non-Recourse Seasoning Debt, in an aggregate principal amount not in excess of $100,000,000 at any time outstanding.

SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets now owned or hereafter acquired by it (including, in the case of securities owned by it, by the sale of such securities pursuant to any repurchase agreement or similar arrangement) or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of any Borrower or Subsidiary existing on the date hereof and set forth in Schedule 6.02 and any extensions, renewals or replacements thereof; provided that such Liens shall secure only those obligations which they secure on the date hereof and permitted refinancings thereof and shall encumber only those properties and assets of such Borrower or Subsidiary that they encumber on the date hereof;

(b) any Lien existing on any property or asset prior to the acquisition thereof by a Borrower or a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of such Borrower or such Subsidiary;

(c) Liens for taxes not yet due or the payment of which is not at the time required by Section 5.03;

(d) statutory Liens of landlords and carriers’, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due or the payment of which is not at the time required by Section 5.03 or which do not in the aggregate have a material adverse effect on the value or use of property encumbered thereby;

(e) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(f) deposits to secure the performance of bids, trade contracts (other than for obligations for the payment of borrowed money), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrowers and the Subsidiaries, taken as a whole; and ground leases in respect of real property on which facilities owned or leased by any Borrower or any Subsidiary are located;

(h) any attachment or judgment Lien unless the judgment it secures would constitute an Event of Default under Section 7(i);

(i) any interest or title of a lessor or lessee under any lease permitted by this Agreement (including any Lien granted by such lessor or lessee);

(j) Liens on Cash and Carry Securities securing Indebtedness permitted by Section 6.01(c);

(k) Liens on receivables and notes payable owing from employees or investors and related rights securing Indebtedness the proceeds of which are loaned to employees of the Borrowers or their Subsidiaries or Affiliates or to investors in the Borrower’s investment funds;

(l) Liens not otherwise permitted by this Section 6.02 securing Indebtedness or other obligations permitted to be incurred hereunder not exceeding $150,000,000 principal amount (plus related obligations) in the aggregate at any one time;

(m) immaterial Liens of any Subsidiary not securing Indebtedness for borrowed money;

(n) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not interfere in any material respect with the business of the Borrowers and the Subsidiaries, taken as a whole;

(o) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on the items in the course of collection, (ii) attaching to trading accounts or other brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry;

(p) Liens deemed to exist in connection with repurchase agreements and reasonable customary initial deposits and margin deposits and similar Liens attaching to trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(q) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of any Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrowers and the Subsidiaries or (iii) relating to agreements other than in connection with Indebtedness entered into by a Borrower or a Subsidiary; and

(r) Liens arising from precautionary Uniform Commercial Code financing statement filings;

(s) Liens on assets of a Seasoning Subsidiary securing Non-Recourse Seasoning Debt of such Seasoning Subsidiary; and

(t) Liens securing Indebtedness described in Section 6.01(d) and (e) and related obligations; provided that such Liens securing Indebtedness described in Section 6.01(e) shall terminate not later than 90 days after the Effective Date.

SECTION 6.03. Certain Loans and Advances. Make or permit to exist loans or advances to employees of any Borrower, any Subsidiary or any Affiliate of a

Borrower except (i) loans and advances funded by Back-to-Back Lending Facilities, (ii) loans and advances that will be repaid within 20 Business Days of being invoiced by a Borrower or a Subsidiary in accordance with existing practices of the Borrower and the Subsidiaries and which are invoiced within a reasonable amount of time following the date of the applicable investment (iii) other loans or advances in a principal amount not in excess of $200,000,000 at any time outstanding.

SECTION 6.04. Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets (whether now owned or hereafter acquired) or any capital stock of any Subsidiary, except that:

(a) the Borrowers and the Subsidiaries may sell assets or properties in the ordinary course of business;

(b) the Borrowers and their Subsidiaries may sell, transfer, lease or otherwise dispose of any assets or property in transactions only among the Borrowers and their Subsidiaries;

(c) (i) any Borrower or Subsidiary may merge or liquidate into a Borrower in a transaction in which such Borrower is the surviving entity and (ii) any Subsidiary may merge or liquidate into or consolidate with any other Subsidiary in a transaction in which the surviving entity is a Subsidiary and no Person other than a Borrower or a Subsidiary receives any consideration;

(d) the Borrowers and the Subsidiaries may effect sales and transfers of assets and mergers, consolidations, dissolutions and liquidations involving the Borrowers (including any Eligible Additional Borrower that becomes a Borrower) and the Subsidiaries in order to effect Permitted Reorganization Transactions;

(e) the Borrowers and the Subsidiaries may sell, transfer or otherwise dispose of any assets or property for cash or other consideration reasonably determined by the Borrowers to be in an amount at least equal to the fair value of such assets or property; and

(f) the Borrowers and the Subsidiaries may enter into mergers and consolidations to effect asset acquisitions;

provided that in the case of transactions under clauses (c) and (d) above and, if the transaction has a value of $25,000,000 or more, clauses (e) and (f) above, the Borrowers are in Pro Forma Compliance immediately after giving effect to such transaction.

SECTION 6.05. Business of Borrowers and the Subsidiaries. Engage in any new business, cease to engage in any business or change the character of any business in which it is engaged if as a result any Borrower would no longer be primarily engaged, directly or indirectly, in the businesses of general investment banking, merchant banking, asset management or investment advisory services and investment or financial services.

SECTION 6.06. Amendment of Agreements of Limited Partnership. Make or permit to be made any amendment or modification of, or waive any of its rights under, the Agreements of Limited Partnership that materially impairs (a) the creditworthiness of any Borrower or (b) the rights or interests of the Lenders hereunder; provided that amendments, modifications and waivers (i) determined by the general partner of a Borrower as necessary or appropriate in connection with the creation, authorization or issuance of any class or series of equity interests in any Borrower; (ii) reflecting the admission, substitution, withdrawal or removal of partners in any Borrower; (iii) reflecting a change in the name of any Borrower, the location of the principal place of business of any Borrower, the registered agent of any Borrower or the registered office of any Borrower; (iv) determined by the general partner of a Borrower to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation; or (v) reflecting a change in the fiscal year or taxable year of any Borrower and any other changes that the general partner of a Borrower determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of any Borrower including a change in the dates on which distributions are to be made by any Borrower, shall be permitted.

SECTION 6.07. Ownership of Core Businesses. Permit any Equity Interests that are owned by Blackstone Group, either directly or through its direct or indirect subsidiaries, in a Core Business Entity, to be owned by any Person other than the Borrowers and the Subsidiaries (unless such Core Business Entity is itself a Borrower), it being understood that the foregoing will not prohibit Blackstone Group’s indirect ownership of such Equity Interests through its direct or indirect ownership of Equity Interests in the Borrowers.

SECTION 6.08. Restricted Payments. Declare, make or pay, directly or indirectly, any Restricted Payment when a Default or Event of Default has occurred and is continuing; provided that, (a) so long as no Event of Default under clause (b), (c), (g) or (h) of Article VII has occurred and is continuing, the Borrowers may continue to make cash distributions to their General Partners (but not in respect of limited partnership interests in the Borrowers) solely for the purpose of providing Blackstone Group with funds to make regular quarterly cash distributions to its common unitholders of $.30 per unit, so long as any such cash distributions by the Borrowers (i) are not in the aggregate, net of applicable taxes, in excess of the amounts of such Blackstone Group quarterly distributions and (ii) are made not more than 15 days prior to the payment date for such Blackstone Group quarterly distributions and (b) the Borrowers, to the extent they are treated as partnerships for tax purposes, may make Tax Distributions (as such term is defined in each such respective Borrower’s partnership agreement) in effect on the date hereof (or, in the case of Eligible Additional Borrowers, Tax Distributions on terms substantially equivalent to those in the Borrowers’ respective partnership agreements in effect on the date hereof).

SECTION 6.09. Financial Covenants. (a) Permit the aggregate assets under management of the Borrowers and their Subsidiaries in respect of which the Borrowers and their Subsidiaries receive management fees (excluding any assets in respect of which management fees are not payable, regardless of whether carried interests exist) on the last day of any fiscal quarter be less than $50,000,000,000.

(b) Permit the Leverage Ratio on the last day of any fiscal quarter to be greater than 4.5 to 1.

ARTICLE VII

Events of Default

In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made by or on behalf of any Borrower or any Subsidiary in or in connection with the Borrowings hereunder, in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statements or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) any Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(d) any Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(a) or 5.05(a) or in Article VI;

(e) any Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or the Required Lenders to the Borrowers;

(f) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Significant Subsidiary or for a substantial part of its assets or (iii) the winding-up or liquidation of any Borrower or any Significant Subsidiary, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any partnership or formal action for the purpose of effecting any of the foregoing;

(i) one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 (to the extent not adequately covered by insurance) shall be rendered against any Borrower, any Significant Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Borrower or any Significant Subsidiary to enforce any such judgment; or

(j) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

then, and in every such event (other than an event with respect to a Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other obligations of each Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to a Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other obligations of each Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to a Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by a Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrowers. At the time of any such resignation, the successor shall be the Lender with the greatest Credit Exposure and unused Commitment at such time (other than the resigning Administrative Agent) that consents to serving as Administrative Agent. If no Lender shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, with the consent of the Borrowers on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Borrowers, to them at 345 Park Avenue, New York, N.Y. 10154, Attention of Mr. Stephen A. Schwarzman, Chairman & C.E.O. (Telecopy No. 212-583-5719) and Mr. Michael A. Puglisi, C.F.O. (Telecopy No. 212-583-5569);

(b) if to the Administrative Agent, to JPMorgan Chase Bank, Loan and Agency Services Group, 1111 Fannin Street, 10th Floor, Houston, Texas 77002, Attention of Shaji Easo (Telecopy No. (713) 750-2932), with a copy to JPMorgan Chase Bank, 277 Park Avenue, 14th Floor, New York, NY 10172, Attention of Riva Brandt (Telecopy No. (646-534-1721);

(c) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt. Any notice or other communication given or made hereunder by any Borrower will be binding on and effective with respect to all Borrowers with the same effect as if each Borrower had given such notice.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by a Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent with the consent of the Required Lenders and the Borrowers that are parties thereto; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change Section 9.13 in a manner that would alter the joint and several liability of the Borrowers, without the written consent of each Lender, or (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or Swingline Lender hereunder without the prior written consent of the Administrative Agent or Swingline Lender, respectively. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrowers, the Required Lenders and the Administrative Agent if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of outside counsel for the Administrative Agent, in connection with the pre-closing syndication of the credit facility provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any outside counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrowers shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence, fraud or wilful misconduct of such Indemnitee or its Related Parties.

(c) To the extent that any Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) To the extent permitted by applicable law, each Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of (i) the Borrowers (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrowers shall be required (x) in the case of an assignment to a Lender or a Lender Affiliate or (y) if an Event of Default under clause (b), (c), (g) or (h) of Article VII has occurred and is continuing, (ii) the Administrative Agent and (iii) the Swingline Lender. Assignments shall be subject to the following conditions: (i) except in the case of an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of each Lender after giving effect to any assignment shall be not less than $50,000,000 unless the Borrowers and the Administrative Agent otherwise consent (such consent of the

Borrowers not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in the City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of any Borrower or the Administrative Agent sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.15(e) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto or grant such pledgee or assignee enforcement rights prior to a foreclosure on such pledge or assignment or any voting rights.

(h) Notwithstanding any provision of this Agreement to the contrary, no Lender may provide any Information (as defined in Section 9.12) to any prospective Lender, Participant or pledgee without the prior written consent of the Borrowers (such consent not to be unreasonably withheld or delayed).

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrowers in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors on a need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that the Administrative Agent or any such Lender, as the case may be, gives the applicable Borrower prompt notice of any request to disclose information (unless such notice is prohibited by law, subpoena, similar process or by the applicable regulatory authority) so that such Borrower may seek a protective order or other appropriate remedy (including by participation in any proceeding to which the Administrative Agent or any such Lender is a party, and each of them hereby agrees to use reasonable effort to permit the applicable Borrower to do so), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) with the consent of the Borrowers or (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrowers or its Affiliates. For the purposes of this Section, “Information” means all information (including financial statements, certificates and reports and analyses, compilations and studies prepared by or on behalf of the Administrative Agent or any Lender based on any of the foregoing) received from or on behalf of any Borrower or Subsidiary relating to any Borrower or Subsidiary or its Affiliates or its business or relating to any employee, member or partner or customer of any Borrower or Subsidiary, other than any such information that is or becomes available to the Administrative Agent or any Lender on a nonconfidential basis.

SECTION 9.13. Joint and Several Liability of the Borrowers. (a) In order to induce the Lenders and the Swingline Lender to extend credit hereunder, each of the Borrowers agrees that it will be jointly and severally liable for all the obligations of all the Borrowers hereunder (collectively, the “Obligations”), including without limitation the principal of and interest on all Loans made to any Borrower and all obligations with respect to the payment of fees and indemnities and reimbursement of costs and expenses provided for herein. Each Borrower further agrees that the due and punctual payment of the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound hereunder notwithstanding any such extension or renewal of any Obligation.

(b) Each Borrower waives presentment to, demand of payment from and protest to any other Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The Obligations of a Borrower hereunder shall not be affected by (i) the failure of any Lender or the Administrative Agent to assert any claim or demand or to enforce or exercise any right or remedy against any other Borrower under the provisions of this Agreement or otherwise or (ii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement or any other agreement (other than the indefeasible payment in full in cash of all the Obligations and except to the extent that such Obligations have been explicitly modified pursuant to an amendment or waiver that has become effective in accordance with Section 9.02). (For the avoidance of doubt, this Section 9.13 will not limit the ability of the Borrowers, the Subsidiaries and their Affiliates to engage in Permitted Reorganization Transactions otherwise permitted by this Credit Agreement.)

(c) Each Borrower further agrees that its agreement under this Section constitutes a promise of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not of collection, and waives any right to require that any resort be had by any Lender or the Administrative Agent to any balance of any deposit account or credit on the books of such Lender or the Administrative Agent in favor of any Borrower or any other Person.

(d) The obligations of each Borrower under this Section shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of a Borrower under this Section shall not be discharged or impaired or otherwise affected by (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, (ii) any waiver or modification in respect of any thereof, (iii) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations or (iv) any other act or omission that may or might in any manner or to any extent vary the risk of such Borrower or otherwise operate as a discharge of such Borrower or any other Borrower as a matter of law or equity.

(e) Each Borrower further agrees that its obligations under this Section shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any Lender upon the bankruptcy or reorganization of any other Borrower or otherwise.

(f) In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against any Borrower by virtue of this Section, upon the failure of any other Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment of otherwise, each Borrower hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, in cash the amount of such unpaid Obligation.

(g) If by virtue of the provisions set forth herein, any Borrower is required to pay and shall pay Obligations initially incurred by another Borrower, all rights of such Borrower against such other Borrower arising as a result of such payment by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations.

SECTION 9.14. USA Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BLACKSTONE HOLDINGS I L.P.,

By:	Blackstone Holdings I/II GP Inc., its General Partner

	by	/s/ Hamilton E. James
	Name:	Hamilton E. James
	Title:	President and Chief Operating Officer

BLACKSTONE HOLDINGS II L.P.,

By:	Blackstone Holdings I/II GP Inc., its General Partner

	by	/s/ Hamilton E. James
	Name:	Hamilton E. James
	Title:	President and Chief Operating Officer

BLACKSTONE HOLDINGS III L.P.,

By:	Blackstone Holdings III GP L.P., its General Partner

By:	Blackstone Holdings III GP Management L.L.C., its General Partner

By:	The Blackstone Group L.P., its Sole Member

By:	Blackstone Group Management L.L.C., its General Partner

	by	/s/ Hamilton E. James
	Name:	Hamilton E. James
	Title:	President and Chief Operating Officer

BLACKSTONE HOLDINGS IV L.P.,

By:	Blackstone Holdings IV GP L.P., its General Partner

By:	Blackstone Holdings IV GP Management L.L.C., its General Partner

By:	The Blackstone Group L.P., its Sole Member

By:	Blackstone Group Management L.L.C., its General Partner

	by	/s/ Hamilton E. James
	Name:	Hamilton E. James
	Title:	President and Chief Operating Officer

BLACKSTONE HOLDINGS V L.P.,

By:	Blackstone Holdings V GP L.P., its General Partner

By:	Blackstone Holdings V GP Management (Delaware) L.L.C., its General Partner

By:	The Blackstone Group L.P., its Sole Member

By:	Blackstone Group Management L.L.C., its General Partner

	by	/s/ Hamilton E. James
	Name:	Hamilton E. James
	Title:	President and Chief Operating Officer

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent,

	by	/s/ James R. Coffman
	Name:	James R. Coffman
	Title:	Executive Director
JPMorgan Chase Bank, N.A.

LENDER SIGNATURE PAGE TO

THE BLACKSTONE CREDIT AGREEMENT

Name of Institution: Bank of America, N.A.

by	/s/ David H. Strickert
Name:	David H. Strickert
Title:	Senior Vice President

For any Institution requiring a second signature line:

by
Name:
Title:

LENDER SIGNATURE PAGE TO

THE BLACKSTONE CREDIT AGREEMENT

Name of Institution:

CITIBANK, N.A.

by	/s/ Alexander F. Duka
Name:	Alexander F. Duka
Title:	Managing Director

For any Institution requiring a second signature line:

by
Name:
Title:

LENDER SIGNATURE PAGE TO

THE BLACKSTONE CREDIT AGREEMENT

Name of Institution:

Credit Suisse, Cayman Islands Branch

by	/s/ Alain Deroust
Name:	Alain Deroust
Title:	Director

For any Institution requiring a second signature line:

by	/s/ Morenikeji Ajayi
Name:	Morenikeji Ajayi
Title:	Associate

LENDER SIGNATURE PAGE TO

THE BLACKSTONE CREDIT AGREEMENT

Name of Institution:

DEUTSCHE BANK TRUST COMPANY AMERICAS

by	/s/ Omayra Laucella
Name:	Omayra Laucella
Title:	Vice President

For any Institution requiring a second signature line:

by	/s/ Paul O’Leary
Name:	Paul O’Leary
Title:	Director

LENDER SIGNATURE PAGE TO

THE BLACKSTONE CREDIT AGREEMENT

Name of Institution:

UBS Loan Finance LLC

by	/s/ Richard L. Tavrow
Name:	Richard L. Tavrow
Title:	Director
Banking Products Services, US

For any Institution requiring a second signature line:

by	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director
Banking Products Services, US

LENDER SIGNATURE PAGE TO

THE BLACKSTONE CREDIT AGREEMENT

Name of Institution:

GREENWICH CAPITAL MARKETS, INC., AS AGENT FOR THE ROYAL BANK OF SCOTLAND PLC

by	/s/ Diane Ferguson
Name:	Diane Ferguson
Title:	Managing Director

For any Institution requiring a second signature line:

by
Name:
Title:

LENDER SIGNATURE PAGE TO

THE BLACKSTONE CREDIT AGREEMENT

Name of Institution:

Morgan Stanley Bank

by	/s/ Henry F. D’Alessandro
Name:	Henry F. D’Alessandro
Title:	Authorized Signatory

For any Institution requiring a second signature line:

by
Name:
Title: